Exhibit 5(a)

October 17, 2005

The Valspar Corporation
1101 Third Street South
Minneapolis, Minnesota 55415

Re:	Opinion of Counsel as to Legality of 500,000 Shares of Common Stock to be registered under the Securities Act of 1933

Ladies and Gentlemen:

        This opinion is furnished in connection with the registration under the Securities Act of 1933 on Form S-8 of 500,000 shares of common stock, $.50 par value, of The Valspar Corporation (the “Company”) offered pursuant to The Valspar Corporation Stock Option Plan for Non-Employee Directors (the “Plan”). These shares are in addition to the initial 250,000 shares offered pursuant to the Plan and registered on a previous registration statement on Form S-8 (File No. 333-46865), filed with the Commission on February 25, 1998, and the additional 250,000 shares that were deemed registered pursuant to Rule 416 as a result of a two-for-one stock split effective in September 2005.

        As counsel for the Company, we advise you that it is our opinion, based on our familiarity with the affairs of the Company and upon our examination of pertinent documents, that the 500,000 shares of common stock to be offered by the Company under the Plan, will, when paid for and issued, be validly issued and lawfully outstanding, fully paid and non-assessable shares of common stock of the Company.

        The undersigned hereby consents to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the registration statement with respect to said shares of common stock under the Securities Act of 1933.

Very truly yours,

/s/   MASLON EDELMAN BORMAN & BRAND, LLP